UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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LSI Industries Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Shareholders
and Proxy Statement
October 2, 2009
Dear Shareholder:
We invite you to attend our Annual Meeting of Shareholders on Thursday, November 19, 2009, at 10:00 a.m. at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have a chance to meet your Company’s Directors and executives.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides information about our Director candidates.
The Company is pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are including a Notice of Internet Availability of Proxy Materials (the “Notice”) with this proxy statement. The Notice contains instructions on how to access and review the proxy materials and our Annual Report on Form 10-K over the Internet. The Company believes that this new process will allow us to provide our shareholders with the information they need in a more timely manner.
Even if you own only a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.
Sincerely yours,

/s/ Robert J. Ready
Robert J. Ready Chairman of the Board, Chief Executive Officer, and President
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON NOVEMBER 19, 2009
The Notice of Meeting, Proxy Statement and Proxy Card as well as the Company’s Annual Report on Form 10-K are available at www.edocumentview.com/LYTS for Beneficial Holders and at www.envisionreports.com/LYTS for Registered Holders

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
LSI INDUSTRIES INC.
Time:
10:00 a.m., Eastern Standard Time
Date:
Thursday, November 19, 2009
Place:
LSI Industries Corporate Headquarters
10000 Alliance Road
Cincinnati, Ohio 45242
Purpose:
•	Elect as Directors the six nominees named in the accompanying proxy materials

•	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2010

•	Amend the Company’s Articles of Incorporation to increase authorized Common Shares

•	Amend the Company’s 2003 Equity Compensation Plan to increase the Common Shares available for potential awards

•	Conduct other business if properly raised
Only shareholders of record on September 21, 2009 may vote at the meeting. The approximate mailing date of the Proxy Statement and accompanying proxy card is October 2, 2009.
Your vote is important. Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/ Robert J. Ready
Robert J. Ready Chairman of the Board, Chief Executive Officer, and President
October 2, 2009

LSI Industries Inc.
Proxy Statement
The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q, and 8-K and any amendments thereto. To access these filings, go to the Company’s website (www.lsi-industries.com) and click on the “SEC Filings” tab in the left margin on the “Investor Relations” page. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to:
LSI Industries Inc.
Ronald S. Stowell,
Vice President, Chief Financial Officer
& Treasurer
10000 Alliance Road
Cincinnati, Ohio 45242

LSI INDUSTRIES INC.
10000 Alliance Road
Cincinnati, Ohio 45242
Telephone (513) 793-3200

P R O X Y    S T A T E M E N T
Annual Meeting of Shareholders
November 19, 2009
INTRODUCTION
The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 19, 2009, and at any postponement or adjournment of such meeting. This Proxy Statement and the accompanying proxy card were first mailed on October 2, 2009 to shareholders of record as of September 21, 2009.
VOTING AT ANNUAL MEETING
General Information
In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or in person. Shareholders may vote in person or by proxy at the Annual Meeting. Proxies given may be revoked at any time by filing with the Company (to the attention of Ronald S. Stowell) either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. The Company will bear the entire cost of soliciting proxies from our shareholders. In addition, the Company has engaged Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies from the Company’s shareholders. The Company has agreed to pay Georgeson Inc. customary fees for its services totaling approximately $14,000 as well as reimburse Georgeson Inc. for its out of pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and to indemnify Georgeson Inc. against any losses arising out of its proxy soliciting services.
All shares will be voted as specified on each properly executed proxy card. If no choice is specified, the shares will be voted as recommended by the Board of Directors, namely “FOR” Proposal 1 to elect the six persons nominated as Directors by the Nominating and Corporate Governance Committee of the Board of Directors, “FOR” Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), “FOR” Proposal 3 (Amendment of the Company’s Articles of Incorporation), and “FOR” Proposal 4 (Amendment of the Company’s 2003 Equity Compensation Plan). If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.

As of September 21, 2009, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, LSI Industries had 24,039,937 Common Shares outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on September 21, 2009, will be entitled to vote at the Annual Meeting. Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting, except as otherwise described herein. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.
Principal Shareholders
As of September 21, 2009, the following are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares:

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership	Of Class

Craig A. Miller, David T. Feeney and Kevin A. Kelly	2,469,676	10.04%
2727 Scioto Parkway Columbus, Ohio 43221

Royce & Associates LLC	2,081,015	8.46%
1414 Avenue of the Americas, 9th Floor New York, NY 10019-2578

Columbia Management Group, Inc.	1,490,809	6.06%
590 Madison Avenue New York, NY 10022-2524
Shareholder Proposals
Shareholders who desire to have proposals included in the Notice for the 2010 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before June 4, 2010.
The form of Proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2010 Annual Shareholders’ Meeting, it must be received prior to August 19, 2010. If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than 30 days, we will notify you of this change through our Form 10-Q filings.

Proposal 1. Election of Directors
In accordance with the Company’s Regulations, the number of LSI Directors has been set at six, and each Director is elected for a one-year term. The terms of the Company’s Directors expire at the 2009 Annual Meeting of Shareholders.
The Nominating and Corporate Governance Committee of the Board has nominated for reelection the six current Directors, namely, Gary P. Kreider, Dennis B. Meyer, Wilfred T. O’Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra. Proxies solicited by the Board will be voted for the election of these six nominees.
All Directors elected at the Annual Meeting will be elected to hold office for one year and until their successors are elected and qualified. In voting to elect Directors, shareholders are entitled to one vote for each share held of record. Shareholders are not entitled to cumulate their votes in the election of Directors.
In August 2009, the Board of Directors revised its Committee membership structure. Mr. Kreider, an independent outside Director since 2002, no longer chairs or serves on any of the Board Committees. He remains a Director and serves as recording secretary for the Board of Directors and each of its Committees.
Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board. The six nominees receiving the highest number of votes cast will be elected.
Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR each of the six Directors nominated in this Proxy Statement. Nominees receiving the highest number of votes will be elected.
Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors, as part of the Company’s ongoing process of reviewing the cost effectiveness of its suppliers and service providers, requested proposals for the audit of the Company’s fiscal 2010 financial statements and internal controls over financial reporting from three independent registered public accounting firms, including Deloitte & Touche LLP, the Company’s audit firm since December 2005. Through a rigorous evaluation process, which considered not only cost of the audit services, but also the audit approach, experience of the firm and proposed engagement team, and the quality and thoroughness of the audit plan, the Audit Committee appointed Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2010. Grant Thornton LLP had previously served the Company in this capacity from April 2002 to December 2005. Although not required by law, the Board is seeking shareholder ratification of its selection. If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton LLP at least through fiscal 2010.

Deloitte & Touche LLP served as the Company’s independent registered public accountants from December 2005 through September 11, 2009. Deloitte’s report on the Company’s financial statements for each of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified, except for emphasis of a matter related to the Company’s adoption of FIN 48 on July 1, 2007, as to uncertainty, audit scope, or accounting principles. During the Company’s two most recent fiscal years and the subsequent period of fiscal 2010 preceding the dismissal of Deloitte, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte, would have caused it to make a reference to the subject matter in connection with its report.
As previously reported and as discussed under Item 9A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008, management identified a material weakness in our internal control over financial reporting related to the identification of reporting units. To address this material weakness and to ensure that the Company properly considers and applies the related financial accounting principles, we implemented new procedures with respect to how the goodwill impairment tests are conducted, re-analyzed the technical application of the related financial accounting principles and re-defined our reporting units for goodwill impairment testing so that goodwill impairment tests are now performed at the operating segment level. The Company has authorized Deloitte to respond fully to the inquiries of Grant Thornton LLP concerning the subject matter of the material weakness described above.
Except for the material weakness discussed above, during the Company’s two most recent fiscal years and the subsequent period of fiscal 2010 preceding Deloitte’s dismissal, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).
Representatives of Grant Thornton LLP and Deloitte & Touche LLP are expected to be present at the Annual Shareholders’ Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.
Audit Fees
The Company expensed the following fees from Deloitte & Touche LLP in the fiscal years ended June 30, 2008 and 2009, respectively:
Deloitte & Touche LLP

	2008	2009

Audit fees	$670,012	$628,253
Audit-related fees	24,104	66,000
Tax fees	94,188	90,400
All other fees	3,195	—

Total fees	$791,499	$784,653

Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company’s system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings. Audit-related fees represent fees for consultation related to accounting and regulatory filing matters, acquisition due diligence services, and to audits of the Company’s qualified retirement plan. Tax fees relate to services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, and tax advice. All other fees represent fees related to services and consultation related to various planning matters.
Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR Proposal 2. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for approval of this proposal.
Proposal 3. Amendment of the Articles of Incorporation to increase the authorized Common Shares
The Company’s shareholders last increased authorized Common Shares in 1995 by amending the Articles to increase the shares by 231% to the present 30,000,000. Since then, the Company has utilized Common Shares in its equity compensation plans through stock options for employees and Directors, through direct grants to Directors as part of their fees, and in acquisitions. Many sellers of companies prefer to receive Common Shares rather than cash as that may enable them to defer recognition of income taxes until they sell the shares. Accordingly, the Board of Directors has recommended that the shareholders amend the Articles of Incorporation to increase authorized Common Shares by 33% to 40,000,000. The proposed amendment to the Articles is attached to this Proxy Statement as Annex A. At the record date for the Shareholders’ Meeting, September 21, 2009, the Company had 24,039,937 Common Shares outstanding, an additional 2,713,910 shares (assuming Shareholder adoption of Proposal 4 of this Proxy Statement) reserved for the Company’s 2003 Equity Compensation Plan, an additional 269,237 shares (outstanding stock options) reserved for the Company’s 1995 Stock Option plans, and an additional 234,060 shares held in the Company’s Nonqualified Deferred Compensation Plan. Therefore, of the 30,000,000 Common Shares authorized by the Articles of Incorporation, only 2,742,856 remain available for issuance.
The Board of Directors has determined that it would be advisable to amend the Articles of Incorporation to authorize the Company to issue up to 40,000,000 Common Shares and believes that it would be advisable to have these additional shares authorized for issuance from time to time. Share issuances by LSI Industries could involve sales for cash, issuances for acquisitions, issuances for compensation, further option or other incentive plans, stock splits, stock dividends, or other similar occurrences. The issuance of additional Common Shares through stock dividends or splits will not affect the percentage ownership of shareholders. Issuance for stock options, compensation and other benefit plans, and for acquisitions would affect the percentage of stock ownership and could dilute the equity interests of then current Shareholders, but their effect upon earnings per share would depend upon the earnings realized from the cash received or business acquired in such issuances. There are no plans, understandings, or arrangements or prospects to issue additional Common Shares except upon the exercise of stock options and in payment of Directors’ fees and as otherwise described herein.
Ohio law allows the Directors to issue authorized Common Shares without notice to or approval of shareholders except in certain limited instances involving certain types of transactions, including mergers and acquisitions. LSI’s Articles of Incorporation do not grant Shareholders pre-emptive rights to acquire shares.

Recommendation of the Board of Directors
The Board of Directors has approved the amendment to the Articles of Incorporation to increase total authorized Common Shares to 40,000,000 and recommends a vote FOR Proposal 3. The affirmative vote of the holders of two-thirds of the outstanding Common Shares is required for approval of this Amendment to the Articles of Incorporation. The failure to vote, abstentions, and broker non-votes will have the same effect as a vote against the proposal.
Proposal 4. Amendment of the Company’s 2003 Equity Compensation Plan to increase the Common Shares available for potential awards
The Company currently utilizes its 2003 Equity Compensation Plan (Amended and Restated through January 25, 2006), which was approved by the Shareholders at the 2003 Annual Meeting of Shareholders, to enable LSI and its subsidiaries to compete successfully in retaining and attracting key employees, Directors and advisors of outstanding ability, to stimulate the efforts of such persons toward LSI’s objectives and to encourage the identification of their interests with those of LSI’s shareholders. The Plan is administered by the Compensation Committee of the Board of Directors. This Committee has the authority to select persons to whom awards may be granted and determines the types of awards, the number of common shares or monetary units for the awards, and the terms and conditions of each award. The Committee has the flexibility to award the following types of equity compensation:
Stock Options. The Plan provides that the purchase price of the Company’s Common Shares purchasable under any stock option (incentive stock option or non-qualified stock options) shall be determined by the Committee, provided that the purchase price of any incentive stock option shall not be less than 100% of the fair market value of the Company’s Common Shares on the date that the option is granted. Payment of the purchase price for option shares must be made in cash unless some other form of consideration is approved by the Committee at or after grant.
Stock Appreciation Rights (SARs). The Plan provides that the Committee may grant SARs (the right to receive, for each unit awarded, cash and/or Common Shares of the Company equal in value to the excess of the fair market value of one common share on the date of exercise of the SAR over the reference price per common share established on the date the SAR was granted) to any eligible employee, advisor or non-employee director in accordance with terms and conditions established by the Committee.
Restricted and Unrestricted Stock Awards. Restricted stock awards consist of the Company’s Common Shares which are subject to such conditions, restrictions and limitations as the Committee determines to be appropriate. After the full vesting of restricted stock awards, the recipient shall have all rights of a shareholder of the Company, including the right to vote and the right to receive cash dividends. Upon termination of employment during the restriction period, all restricted stock shall be forfeited subject to certain exceptions as authorized by the Committee. The Committee may also issue unrestricted shares on a bonus basis for no cash consideration.

Performance Awards. The Plan provides that the Committee may, in its discretion, grant Performance Awards, consisting of the right to receive either Common Shares or cash of an equivalent value, or both, at the end of a specified performance period or a fixed dollar amount payable in cash or Common Shares, or both, at the end of a specified performance period, to eligible employees and advisors. The committee shall determine the eligible employees and advisors to whom and the time or times at which Performance Awards shall be granted, the number of Common Shares or the amount of cash to be awarded to any person, the duration of the period during which, and the conditions under which a participant’s Performance Award will vest, and any other terms and conditions of the Performance Award. The Committee may condition the grant or vesting of a Performance Award upon the attainment of specified performance goals; the appreciation in the fair market value, book value or other measure of value of the Common Shares; the performance of the Company based on earnings or cash flow; or such other factors or criteria as the Committee shall determine.
Other Stock Awards. The Plan authorizes the Committee to grant to employees of the Company and its affiliates, either alone or in addition to other awards granted under the Plan, awards, including Common Shares or other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares or other securities of the Company or any subsidiary of the Company. These other stock awards may be paid in cash, Common Shares, other property or in a combination thereof, as the Committee shall determine. The Committee shall determine the employees to whom other stock awards are to be made, the times at which such Awards are to be made, the number of Common Shares to be granted pursuant to such awards and all other conditions of such awards. Other stock awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Common Shares (including securities convertible into Common Shares) and other securities purchased pursuant to purchase rights granted pursuant to other stock awards may be purchased for such consideration as the Committee shall determine, but at a price not less than the fair market value of such Common Shares or other securities on the date of grant, unless the Committee otherwise elects.
Termination of Awards
Awards terminate immediately if employment is terminated for cause or violation of a written employment or non-competition agreement. Upon death, disability or retirement, options become exercisable to their full extent and may be exercisable for a period of one year after the date of death or disability, or 90 days in the case of retirement. In the case of a liquidation of the Company or any merger in which it is not the survivor or in which 75% or more of its outstanding shares are converted in consideration other than stock, all awards will become exercisable for a period of at least 20 days after notice of the transaction, and thereafter will expire. All awards will also become exercisable in full if anyone becomes the beneficial owner, as defined under the Securities Exchange Act of 1934, of 25% or more of the voting power of the Company or if there is a change in a majority of the Board of Directors effected without the approval of then current directors.
Amendment and Termination of the 2003 Plan
The Plan may be amended or terminated by the Board of Directors of the Company provided that no such action shall impair the rights of a participant without the participant’s consent and provided that no amendment shall be made without shareholder approval which shall increase the total number of Common Shares of the Company reserved for issuance under the Plan, or cause the Plan or any award granted under the Plan to fail to meet certain tax conditions.

Federal Income Tax Consequences
The following information is not intended to be a complete discussion of the federal income tax consequences of participation in the 2003 Equity Compensation Plan and is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below.
The grant of an option or Stock Appreciation Right (SAR) will create no tax consequences for an optionee or the Company. Upon exercising a non-qualified stock option or SAR, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the Company shares on the date of exercise and the Company will be entitled to a deduction for the same amount. There is no regular income tax consequence for the optionee upon an exercise of an incentive stock option, and no deduction is available to the Company unless the shares are sold within two years of the grant of the option or one year from its exercise, in which case the tax treatment will be that accorded to the exercise of a non-qualified option.
With respect to other awards granted under the Plan that are settled either in cash or in Common Shares of the Company, or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of the Company’s Common Shares or other property received and the Company will be entitled to a deduction for the same amount. With respect to awards that are settled in Company Common Shares or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the Company’s Common Shares or other property received at the first time the Company’s Common Shares or other property became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Company will be entitled to a deduction for the same amount.
The 2003 Equity Compensation Plan currently has 2,250,000 Common Shares authorized, of which a total of 1,952,065 shares have been granted or awarded and 297,935 shares are available. As the Company continues to grow, the Board of Directors believes it appropriate to increase the Common Shares authorized for this Plan up to a total of 2,800,000 shares, an increase of 550,000 shares. The proposed amendment to the 2003 Equity Compensation Plan is attached to this Proxy Statement as Annex B. With this increase in shares authorized for this Plan, there will be a total of 847,935 Common Shares available for potential award through November 2013. The closing price of LSI’s Common Shares on September 21, 2009 was $7.04.

New Plan Benefits
Because awards under the Plan are made in the sole discretion of the Compensation Committee, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the 2003 Equity Compensation Plan. The following table discloses the awards made in fiscal 2009. These awards are not necessarily representative of future awards that may be made under the 2003 Equity Compensation Plan.
NEW PLAN BENEFITS
2003 EQUITY COMPENSATION PLAN

	Number of	Dollar Value		Dollar Value
	Common	of Common	Number of	of Options
Name and Principal Position	Shares	Shares	Options	(a)
Robert J. Ready	—	$—	20,000	$91,241
Chairman, President and Chief Executive Officer
Ronald S. Stowell	—	$—	30,000	$89,989
Vice President, Chief Financial Officer and Treasurer
James P. Sferra	—	$—	20,000	$88,637
Executive Vice President – Manufacturing; Secretary
Scott D. Ready	—	$—	30,000	$92,957
President of LSI Lighting Solutions Plus
David W. McCauley	—	$—	30,000	$92,957
President of LSI Graphic Solutions Plus
Named Executive Officers as a Group	—	$—	130,000	$455,781
Non-employee Directors as a Group	5,812	$40,000	16,000	$5,520
Non-NEO Employees as a Group	220	$680	219,800	$684,952

(a)	Dollar value of options represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of SFAS No. 123(R) compensation expense recorded. See discussion related to all assumptions made in the valuation of stock options in accordance with SFAS No. 123(R) in Notes 1 and 10 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2009.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information about the Company’s equity compensation plans (LSI Industries 1995 Stock Option Plan, the LSI Industries Inc. 1995 Directors’ Stock Option Plan and the 2003 Stock Incentive Plan) as of September 21, 2009.

(c)
Number of securities
remaining available
	(a)	(b)	for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding securities
	outstanding options,	options, warrants	reflected in column
Plan Category	warrants and rights	and rights	(a))
Equity Compensation plans approved by security holders	2,135,212	$13.07	297,935
Equity compensation plans not approved by security holders	—	—	—

Total	2,135,212	$13.07	297,935

Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR Proposal 4. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for approval of this proposal.
Other Matters
Approval of any other matters considered at the Annual Meeting, including postponement or adjournment, will require the affirmative vote of a majority of Common Shares voting at the meeting.
MANAGEMENT
Directors and Executive Officers
The Directors and executive officers of LSI Industries are:

		Common Shares
		Beneficially Owned
Name and Age	Position	Amount		Percentage

Robert J. Ready (a)	Chairman, President, and	1,072,327	(e)(f)	4.36%
69	Chief Executive Officer

Fred D. Jalbout	President of LSI Saco	611,427		2.48%
53	Technologies Inc.

James P. Sferra (a)	Executive Vice President-	501,925	(e)(f)	2.04%
70	Manufacturing; Secretary and Director

		Common Shares
		Beneficially Owned
Name and Age	Position	Amount		Percentage

Ronald S. Stowell	Vice President, Chief Financial	129,785	(e)	*
59	Officer and Treasurer

David W. McCauley	President of LSI Graphic	94,346	(e)	*
60	Solutions Plus and President of Grady McCauley Inc.

Scott D. Ready	President of LSI Lighting
47	Solutions Plus	180,550	(e)(f)	*

Wilfred T. O’Gara (b)(c)(d)	Director	40,018	(e)	*
52

Gary P. Kreider (h)	Director	35,369	(e)	*
71

Dennis B. Meyer (b)(c)(d)	Director	32,454	(e)	*
75

Mark A. Serrianne (b)(c)(d)	Director	25,998	(e)	*
62

All Directors and Executive Officers as a Group (Ten Persons)		2,633,564	(g)	10.70%

Information as of September 21, 2009

(a)	Executive Committee Member

(b)	Compensation Committee Member

(c)	Audit Committee Member

(d)	Nominating and Corporate Governance Committee Member

(e)	Includes options exercisable within 60 days as follows: Mr. Robert Ready of 114,375 shares, Mr. Jalbout of 33,750 shares, Mr. Sferra of 110,625 shares, Mr. Stowell of 78,750 shares, Mr. McCauley of 57,813 shares, Mr. Scott Ready of 68,125 shares, Mr. O’Gara of 32,189 shares, Mr. Kreider of 25,625 shares, Mr. Meyer of 26,563 shares, and Mr. Serrianne of 21,500 shares.

(f)	Includes indirect beneficial ownership for Mr. Robert Ready of 90,635 shares, for Mr. Sferra of 12,622 shares, and for Mr. Scott Ready of 5,625 shares.

(g)	This total counts only once 90,635 shares reported above as both indirect beneficial holdings of Robert J. Ready and as direct holdings of Scott D. Ready.

(h)	Certain of Mr. Kreider’s shares are pledged as security in brokerage margin loan accounts from time to time whether or not there are loans outstanding with respect to such accounts.

*	Less than 1%.
Robert J. Ready is the founder of the Company and has been its President and a Director since 1976. Mr. Ready was appointed Chairman of the Board of Directors in February 1985. Mr. Ready is also a Director of Meridian Bioscience, Inc.
Fred D. Jalbout has served as President of LSI Saco Technologies Inc. since June 26, 2006, the date the Company acquired SACO Technologies Inc. Mr. Jalbout had been President and Chief Executive Officer and a principal owner of SACO Technologies Inc. since he acquired the assets of that company in 2002. Prior to that time, Mr. Jalbout served as Chairman, Chief Executive Officer and President of SACO’s predecessor company.

James P. Sferra shared in the formation of the Company. Mr. Sferra has served as Corporate Vice President of Manufacturing from November 1989 to November 1992, and as Executive Vice President-Manufacturing since then. Prior to that, he served as Vice President-Manufacturing of LSI Lighting Systems, a division of the Company. Mr. Sferra has served as a Director since 1976, and was appointed Secretary in 1996.
Ronald S. Stowell has served as Chief Financial Officer since December 1992, and was appointed Treasurer in November 1993 and Vice President in November 1997. From 1985 to November 1992, Mr. Stowell served as Corporate Controller of Essef Corporation (a Nasdaq listed company), Chardon, Ohio, a manufacturer of high performance composite and engineered plastics products.
David W. McCauley has served as President of LSI Graphic Solutions Plus since April 2003 and as either President or Vice President of Operations of Grady McCauley Inc. (a subsidiary of the Company involved in graphics) since June 1997. Prior to the June 1997 acquisition date, Mr. McCauley was a founder and Vice President of Grady McCauley, Inc.
Scott D. Ready has served as President of LSI Lighting Solutions Plus since July 2004. Prior to that, he held various sales and other positions at the Company, including Vice President of the Image Group, Vice President Petroleum Sales, and Regional Sales Manager. Mr. Scott Ready has been employed by the Company since 1985, and is the son of Robert J. Ready.
Gary P. Kreider has been a Director since April 2002. For over five years Mr. Kreider has been a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel. His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963. Effective October 1, 2005 Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings although his affiliation with the firm continues. Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association Corporation Law Committee. Mr. Kreider is also a Director of Meridian Bioscience, Inc.
Dennis B. Meyer has been a Director since August 2001. Mr. Meyer retired from the Board and Executive Committee of Midmark Corporation in January 2005. Mr. Meyer was Executive Vice President of Midmark Corporation from 1985 to 2001, and held several other executive and managerial positions during his 36 years with that company.
Wilfred T. O’Gara was appointed a Director of the Company in January 1999. Mr. O’Gara has been the President and Chief Executive Officer of The O’Gara Group, Inc., a security and defense related firm, since 2003.
Mark A. Serrianne was appointed a Director of the Company in August 2004. Mr. Serrianne retired as Chairman of Northlich, Inc. September 30, 2008 and was principal owner and Chief Executive Officer of Northlich from 1998 to January, 2008. Northlich is a privately held brand strategy, marketing communication and public relations company with headquarters in Cincinnati, Ohio. Mr. Serrianne has held a number of positions with Northlich from 1974 through 1996 when he became President.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, Directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company. Based solely upon its review of copies of such forms received by it, and upon written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2009 all other filing requirements were met, with the exception that Mr. Stowell filed an ownership report late as a result of untimely notification from the Plan Trustee of a regular monthly purchase transaction for the Company’s Nonqualified Deferred Compensation Plan and each of Messrs. Kreider, Meyer, O’Gara and Serrianne filed one late Form 4 to report a quarterly stock grant for service as a Director.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Summary Compensation Table on page 22 of this Proxy Statement (collectively, the “named executive officers” or “NEOs”). It also discusses the principles underlying our policies and decisions.
Who oversees the Company’s compensation program?
Our Board of Directors has appointed a Compensation Committee composed of independent Directors to oversee our compensation policies and programs. The Committee’s functions and members are described on page 33 of this Proxy Statement. One important purpose of the Committee is to review and approve the compensation of our named executive officers.
Our CEO provides recommendations to the Committee with respect to various components of compensation for the named executive officers. While noting the extraordinary efforts of the named executive officers during fiscal 2009, after considering the uncertain macroeconomic conditions as well as the particular challenges facing the Company as it adapts to meet these conditions, our CEO provided to the Committee his recommendation not to increase base salaries for the NEOs for fiscal 2009, but to keep NEO base salaries at fiscal 2008 levels. Our CEO did not provide any recommendation to the Committee with respect to his salary level.
Our CEO also makes recommendations to the Committee with respect to the bonus payments to be made pursuant to the Company’s Incentive Compensation Plan. A description of this Incentive Plan and a discussion of the Committee’s process for determining payments pursuant to the Incentive Plan are discussed below. Our CEO also makes recommendations for all named executive officers, including himself, to the Committee with respect to the amount of stock option awards to be made. Our CEO makes these recommendations based on his consideration of the compensation expense to the company, the fair value of the equity awards and the performance of LSI and NEO contributions toward such performance. Our CEO also makes recommendations on bonus amounts for all named executive officers and himself based on the specific base guidelines set forth in the Incentive Plan.

The Committee seriously considers the input of our CEO in connection with its compensation processes and decisions. Although the Committee is not obligated to follow all of the CEO’s recommendations, the Committee views the input of the CEO as meaningful, particularly with respect to the compensation to be paid to other NEOs as such other NEOs report directly to the CEO. The Committee believes that the CEO is in the best position to provide input relating to the performance and compensation issues it considers with respect to NEO compensation. NEOs other than our CEO do not provide recommendations to the Committee with respect to compensation matters.
What are the objectives of the Company’s compensation program?
In setting our compensation program, the Committee strives to enhance the Company’s overall fundamental objective of providing long-term value for our shareholders and employees. The Committee also places major emphasis on retaining current management and incentivizing key managers to align their interests to make them consistent with the Company’s growth. The Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable us to attract and retain key executives by rewarding exceptional individual performance, and by tying executive pay to overall corporate performance.
What is the compensation program designed to reward?
Our compensation program is designed to reward both individual and Company performance, measured by overall Company results and the attainment of individual’s goals and productivity. Each year our Compensation Committee decides whether or not to grant annual cash incentives to our corporate officers, including the named executive officers. These annual cash incentives are designed to reward the attainment throughout the year of certain personal goals, as well as the Company’s overall profitability. Factors evaluated when analyzing the attainment of personal goals include the officer’s attitude, performance, and contribution to the Company’s profitability and success. With respect to the Company’s overall profitability, the primary measure considered by the Committee is the Company’s fiscal year operating income.
What are the elements of compensation?
The table below summarizes the elements of our compensation program for our named executive officers.

Element	Form of Compensation	Purpose	Risk Profile
Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low to Moderate
Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals	Moderate to High

Element	Form of Compensation	Purpose	Risk Profile
Long-Term Equity Incentives	Incentive Stock Options, nonqualified stock options, restricted stock and stock appreciation rights	Encourages executive officers to build and maintain a long-term equity ownership position in LSI so that their interests are aligned with our shareholders	High
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies; nonqualified deferred compensation plan; and certain perquisites	Benefit plans are part of a broad-based employee benefits program; the nonqualified deferred compensation plan and perquisites provide competitive benefits to our executive officers	Low
Each of these elements of pay is described below in further detail.
The Committee has reviewed the risk profile of the pay elements of the Company’s executive compensation program, including the performance drivers used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Committee is careful not to encourage excessive risk taking. Specifically, the performance drivers contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the NEOs with those of our shareholders. In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various elements of pay. Please refer to our discussion under “Pay Mix” beginning on page 20.
Base Salaries
The Compensation Committee annually reviews the base salaries of our named executive officers and each such officer’s level of responsibility and potential, as well as salary levels offered by competitors and the overall marketplace competition. Each executive’s particular division is reviewed, and its contribution to the overall results of the Company is assessed.

The Committee applies a collective, subjective evaluation of the above factors to determine the annual base compensation level of its named executive officers in light of the Company’s performance and, in certain cases, the performance of various divisions. The Committee does not utilize a particular objective formula as a means of establishing annual base salary levels.
After considering industry-wide and company-specific economic conditions, the Committee attempts to assess whether recommendations with respect to salary levels for NEOs are subjectively fair and in amounts high enough to retain such NEOs.
Based on this information, at its meeting on August 20, 2008, the Committee determined not to increase the NEOs’ base salaries for fiscal 2009. The Committee believed its decision not to increase NEO base salaries to be reasonable in light of the data reviewed and considerations identified above.
Annual Cash Incentives
The Committee strongly believes that annual cash incentives provide a direct financial incentive to achieve corporate and individual operating goals.
The Committee used the fiscal 2006 Corporate Officer Incentive Compensation Plan for the purpose of calculating guideline bonuses and awarding annual cash incentives. This Incentive Plan is an entirely discretionary plan. Under the Incentive Plan, a graduated scale of bonus potential (stated as a percentage of base wage or salary) is identified at indicated levels of achievement of the Incentive Plan Performance Driver. The graduated scale of bonus potential is:
100% achievement of plan = 20% bonus
110% achievement of plan = 35% bonus
120% achievement of plan = 50% bonus
While the percentage achievement of the incentive plan performance driver may be used as a rough guideline for determination of the bonus award, the bonus award is completely discretionary. Factors such as the NEO’s attitude, performance and contribution to the profitability and success of LSI, as well as the overall profitability of LSI are some of the potential subjective and objective factors considered in the determination of a bonus award under this Plan.
The Incentive Plan requires the CEO to submit a recommended list of corporate officer awards to the Committee for adjustment and/or approval. As the amount of bonus award is completely discretionary, it may be equal to, less than, or greater than the guideline bonus award computed pursuant to the Plan.
The bonus performance driver for all named executive officers, including the CEO and CFO, was LSI’s operating income as compared to LSI’s budgeted operating income.

The targets for each of the above metrics and corresponding company results are as follows:

LSI Operating	LSI Operating
Income Target	Income Result
$12,271,000	$(13,414,000	)(a)

(a)	Includes a non-cash goodwill impairment charge of $14,467,000 and a loss contingency settlement of $200,000.
The 2009 actual result by percentage for the performance driver that we use for the Incentive Plan was as follows:
Bonus Performance Driver Achievement

Corporate-wide

Operating Income	(209.3)%
The Committee determined, at its meeting on August 18, 2009, based upon the above performance, there would be no incentive compensation awarded for fiscal 2009. At this same meeting, the Committee increased the annual base salaries of the named executive officers for fiscal 2010 by approximately 2 1/2%, which is commensurate with wage and salary increases approved for fiscal 2010 for substantially all LSI employees, and granted stock options to each of the named executive officers as follows: Mr. R. Ready – 65,000, Mr. Sferra- 60,000, Messrs. S. Ready and Stowell – 45,000 and Mr. McCauley — 30,000. Additionally, on August 19, 2009, the Board of Directors amended the LSI Industries Inc. Retirement Plan to reduce the guaranteed annual contribution from 4% to 2% for all covered employees, including the named executive officers.
Prior to fiscal 2008, more than one performance driver had been in place for the presidents of the Lighting and Graphics Segments and a specified weighting of each driver was used. The following performance drivers were evaluated against the budgeted operating plan for the fiscal year: (1) LSI’s consolidated operating income; (2) net sales of the respective segment; and (3) operating income of the respective segment. Beginning with fiscal 2008, the Company moved to only one performance driver for all named executives, as well as all LSI employees covered by the incentive compensation plan. Management and the Committee believe that this move has unified and motivated all employees to work as a team to achieve and exceed the goal of operating income that is established for LSI each year. This target of operating income is derived from LSI’s business plan and, while more conservative than the operating income target used in fiscal 2008, because of the challenging economic situation discussed above, this target represents a goal that the Committee believed to be challenging for LSI, yet achievable if senior and operating management meet or surpass their goals and objectives. Management and the Committee believe that this alignment of objectives and LSI’s business plan and the performance measurement on which bonuses are based is in the best interests of all of LSI’s shareholders.
As of the date of mailing of this Proxy Statement, the Company is unable to make any definitive statements about the specific performance goals that will be applied on a going-forward basis for any incentive compensation. However, the Committee believes that the performance drivers and measurements set forth in the Incentive Plan may be helpful in this regard even though such specific targets and measures have not yet been determined.

Recovery of Prior Awards
Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.
Long-Term Equity Incentives
Long-term equity incentive compensation is comprised of nonqualified stock options, restricted stock, and stock appreciation rights. These awards are made under the 2003 Equity Compensation Plan, as amended. The purpose of such awards is to encourage executive officers to build and maintain a long-term equity ownership position in the Company so that their interests are aligned with those of our shareholders.
The 2003 Equity Compensation Plan was adopted by our shareholders for the purpose of allowing LSI to compete successfully in retaining and attracting key employees and Directors of outstanding ability, to stimulate the efforts of such persons toward the Company’s objectives and to encourage the identification of their interests with those of the Company’s shareholders. Under the 2003 Plan, the Committee has authority in its discretion to determine, after considering the recommendations or advice of any officer or employee of the Company or attorneys, consultants, accountants or other advisors as it may select, to whom, and the time or times at which, awards may be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award, the duration of the award, and all other terms of the award. In other words, the Committee has the discretion to determine the recipients and terms and conditions of all awards granted under the Plan. This broad amount of discretion that the Plan provides to the Committee allows the Committee to consider the Company’s results and the role of management in enabling the Company to achieve such results. We incorporate this flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.
In connection with the stock options granted to the NEOs under the 2003 Equity Compensation Plan, the Committee exercised its discretion under the Plan after it analyzed the achievement by the NEOs of the specific performance driver noted above, and reviewed information relating to historical grants of stock options by the Company and peer companies. In recognition of the company’s performance under the leadership of the NEOs as described above, the Committee sought to reward the NEOs by awarding them stock options in an amount that would be significant in relation to the other annual compensation paid to these individuals, and in the Committee’s judgment, reasonable and appropriate after considering the NEO’s total compensation in relation to that of the most senior executives of the peer group. The size of the award was not determined by application of any formula, but rather reflected the Committee’s desire to encourage and reward high levels of performance as the 2003 Plan is designed to allow.

The Committee is responsible for administration of this Plan, both with respect to executive officers, including the NEOs, the Directors and all other employees. To that end, based on the CEO’s recommendation, the Committee determines which employees and Directors receive options, the time of grant, and the number of shares subject to the option. All option exercise prices are set at the last closing sale price for the Company’s common shares on the effective date of grant. The Committee bases its individual stock options awards upon LSI performance, the past contributions of the particular employee and the capability of the employee to impact positively our future success and profitability.
Although LSI does not have a written policy regarding the timing or practices related to granting equity awards, neither LSI nor the Committee engages in spring-loading, back-dating or bullet-dodging practices. Specifically, the Committee approved the option grants to the NEOs effective as of August 21, 2009 with the option grants to be effective on August 21, 2009 with the exercise price to be the closing price as reported on Nasdaq on August 21, 2009. LSI issued an earnings announcement on the morning of August 20, 2009.
For fiscal year 2009, the Committee granted long-term equity incentive awards in the form of stock options under the 2003 Equity Compensation Plan to the named executive officers. The Committee based the stock option awards on LSI’s overall financial performance for 2009, the amount of equity award grants made in the prior year and the recommendation of the CEO to the Committee regarding such grants.
Health, Retirement and Other Benefits
The Company’s benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection which could interrupt the officer’s employment and/or income received as an active employee.
The objective of the retirement plans is to provide a competitive level of retirement income to executive officers and to reward them for continued service with the Company. The retirement plans offered to named executive officers include the Nonqualified Deferred Compensation Plan and the Retirement Plan. The Retirement Plan is a designated money purchase pension plan with a 401(k) component and a profit sharing component, and is generally available to all of our non-union employees with at least six consecutive months of employment. The Nonqualified Deferred Compensation Plan is discussed in more detail on pages 26 and 27 of this Proxy Statement.
Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation. These benefits, and their incremental cost to the Company, are described on page 23 in the All Other Compensation Table and its footnotes. The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices.
On January 25, 2005, the Company entered into amended agreements with our CEO and Executive Vice President — Manufacturing. These agreements govern the respective executive’s transition from full-time employment at such time as the executive notifies the Company that the transition shall commence. The Company has not been advised of any such notifications as of the date of this Proxy Statement. The agreements provide, among other things, that as compensation for their continued employment during a three year transitional period, those executives shall be paid for their respective services in each year at annual rates of 60%, 50% and 40%, respectively, of the average of their respective last five full fiscal years’ compensation. These agreements are described further on page 28.

Pay Mix
We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles. For example, in 2007 5% to 17% of a named executive officer’s total compensation was dependent upon achieving business and financial goals, and realizing other performance objectives identified in the Incentive Plan. As such, through this mix of pay, non-performance has a significant affect on the amount of compensation realized by executive officers.
While we did not engage in any such analysis in fiscal 2009, from time to time we have considered competitive market compensation paid by other companies, such as greater-Cincinnati based companies and companies that we consider to be peers or competitors, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. Rather, we incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between equity incentive awards and cash payment in order to meet our objective. Other than as set forth in our Incentive Compensation Plan, which is a purely discretionary plan, any apportionment goal is not applied rigidly and does not control our compensation decisions. We use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of LSI shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with LSI on a cost-effective basis.
Termination or Change-in-Control Agreements
The Company does not have any change in control agreements with its named executive officers, but does have employment agreements with Messrs. Ready and Sferra. The Company has not pursued change in control agreements with its named executive officers because the Company continues to focus on its ongoing operations as an independent enterprise. For a further discussion on this topic, please see the section titled “Potential Payments Upon Termination or Change in Control” on page 27 of this Proxy Statement.
Internal Pay Equity
Although the Committee does not review tally sheets, it does consider information prepared internally with respect to an analysis of internal pay equity for the salaries of the named executive officers with respect to each other.

Tax Treatments
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct in any one year with respect to each named executive officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Committee believes that all compensation paid to the named executive officers for fiscal year 2009 is properly deductible under Section 162(m), but no assurance can be made in this regard.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Dennis B. Meyer (Chairman)
Gary P. Kreider (Mr. Kreider’s service on this Committee ended effective June 30, 2009)
Wilfred T. O’Gara
Mark A. Serrianne
The following tables set forth information regarding annual, long-term, and other compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and each of the other three named executive officers at June 30, 2009 for services rendered to the Company and its subsidiaries.

Compensation Tables and Other Information
The following table provides information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during fiscal years 2007, 2008 and 2009.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($) (1)	($) (2)	($)	($) (3)	($)	($)	($) (4)	Total ($)

Robert J. Ready	2009	$630,000	$—	$—	$91,241	$—	$—	$142,621	$863,862
Chairman, President and Chief	2008	622,500	—	—	98,842	—	—	162,296	883,638
Executive Officer	2007	581,667	155,000	—	60,657	—	—	156,500	953,824

Ronald S. Stowell	2009	$276,168	$—	$—	$89,989	$—	$—	$74,388	$440,545
Vice President, Chief Financial	2008	273,976	—	—	83,999	—	—	79,960	437,935
Officer and Treasurer	2007	260,993	75,000	—	53,626	—	—	91,723	481,342

James P. Sferra	2009	$500,000	$—	$—	$88,637	$—	$—	$80,954	$669,591
Executive Vice President —	2008	494,333	—	—	94,207	—	—	93,461	682,001
Manufacturing; Secretary	2007	463,333	125,000	—	62,522	—	—	85,247	736,102

Scott D. Ready	2009	$260,000	$—	$—	$92,957	$—	$—	$32,802	$385,759
President of LSI Lighting	2008	258,333	—	—	87,040	—	—	49,719	395,092
Solutions Plus	2007	245,833	20,000	—	43,801	—	—	56,391	366,025

David W. McCauley	2009	$242,000	$—	$—	$92,957	$—	$—	$50,327	$385,284
President of LSI Graphic	2008	240,500	—	—	87,040	—	—	55,353	382,893
Solutions Plus	2007	231,667	60,000	—	43,801	—	—	42,100	377,568

1.	Salary compensation represents the base salary paid during the fiscal year.

2.	Bonus compensation represents the discretionary incentive compensation expensed during the fiscal year and paid out in August following the fiscal year-end.

3.	Option awards compensation represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). Amounts for 2008 and 2007 have been revised from the amounts previously reported to be valued on a basis consistent with 2009. There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of SFAS No. 123(R) compensation expense recorded. See discussion related to all assumptions made in the valuation of stock options in accordance with SFAS No. 123(R) in Notes 1 and 10 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2009.

4.	All other compensation includes the items indicated in the table below.

ALL OTHER COMPENSATION

		Automobile					Non-qualified
		allowance			Long-	Qualified	Deferred		Contribution to
		and			term	Retirement	Compensation		Affiliated
		Operating	Professional	Life	Disability	Plan	Plan	Pay in Lieu	Charitable
	Fiscal	expenses	Fee	Insurance	Insurance	Contributions	Contributions	of Time Off	Event	Total
Name	Year	(1)	Allowance	(2)	(3)	(4)	(5)	(6)	(7)	($)

Robert J. Ready	2009	$30,624	$—	$6,858	$6,480	$14,320	$35,877	$48,462	$—	$142,621
	2008	33,239	5,000	6,995	5,111	15,814	51,137	45,000	—	162,296
	2007	32,308	5,000	7,132	6,367	14,987	45,071	45,635	—	156,500

Ronald S. Stowell	2009	$22,416	$—	$22,422	$—	$14,320	$5,670	$9,560	$—	$74,388
	2008	22,133	—	22,424	—	15,814	11,404	7,435	750	79,960
	2007	21,466	—	22,415	—	14,987	21,727	11,128	—	91,723

James P. Sferra	2009	$22,616	$3,000	$7,090	$12,328	$14,320	$21,600	$—	$—	$80,954
	2008	22,293	3,000	7,006	11,742	15,814	33,606	—	—	93,461
	2007	20,426	3,000	7,132	11,184	14,987	28,518	—	—	85,247

Scott D. Ready	2009	$15,272	$—	$810	$—	$14,320	$2,400	$—	$—	$32,802
	2008	15,951	—	686	—	15,814	5,268	12,000	—	49,719
	2007	15,742	—	562	—	14,987	7,695	17,405	—	56,391

David W. McCauley	2009	$17,073	$—	$2,895	$—	$14,320	$2,077	$13,962	$—	$50,327
	2008	17,893	—	2,243	—	15,814	7,753	11,650	—	55,353
	2007	22,243	—	2,113	—	15,032	2,712	—	—	42,100

1.	Automobile allowance includes an annual cash allowance plus the tax grossed-up amount of automobile operating expenses (gasoline, maintenance, etc.).

2.	Life insurance includes the taxable premium associated with the Company’s group term life insurance program. Additionally, for Mr. Stowell, life insurance compensation each year also includes $20,100 from the tax grossed-up amount of premium on an individual life insurance policy.

3.	Long-term disability premiums are for supplemental individual policies for Mr. Robert Ready and Mr. Sferra.

4.	Qualified retirement plan contributions are made to the accounts of each executive pursuant to the LSI Industries Inc. Retirement Plan. These contributions include a guaranteed contribution of 4% of covered compensation (as defined by the Plan and ERISA regulations), plus 4% of covered compensation that is above the applicable FICA limit, plus a pro rata share of the Company’s discretionary profit sharing contribution, if any.

5.	Nonqualified deferred compensation plan contributions are made to the Company’s executives’ accounts at the same percentage as in the Company’s qualified retirement plan (see note 4 above) for any compensation (salary and bonus) not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan. Additionally, Mr. Stowell received a matching contribution of $13,462 in fiscal 2007 related to deferral of a portion of his salary and bonus as provided for in the Company’s deferred compensation plan.

6.	Certain executives did not take time off for all earned vacation or for a floating holiday, and therefore received pay at their normal base salary rate in lieu of time off.

7.	The Company made a cash contribution to a charitable event in fiscal 2008 with which Mr. Stowell is affiliated.

GRANTS OF PLAN-BASED AWARDS
This table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2009.

				Exercise
			All Other Option	or Base
			Awards: Number of	Price of
			Securities	Option	Grant Date Fair
		Date of	Underlying Options	Awards	Value of Stock and
Name	Grant Date	Committee Action	(#)	($/share)	Option Awards

Robert J. Ready	8/22/08	8/20/08	20,000	$8.98	$2.21

Ronald S. Stowell	8/22/08	8/20/08	30,000	$8.98	$2.21

James P. Sferra	8/22/08	8/20/08	20,000	$8.98	$2.21

Scott D. Ready	8/22/08	8/20/08	30,000	$8.98	$2.21

David W. McCauley	8/22/08	8/20/08	30,000	$8.98	$2.21

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of June 30, 2009.

	Option Awards(1)						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
				Equity					Number	Payout
				Incentive					of	Value of
				Plan				Market	Unearned	Unearned
				Awards:			Number of	Value of	Shares,	Shares,
		Number of	Number of	Number of			Shares	Shares	Units or	Units or
		Securities	Securities	Securities			or Units	or Units	Other	Other
		Underlying	Underlying	Underlying			of Stock	of Stock	Rights	Rights
		Unexercised	Unexercised	Unexercised	Option		That	That	That	That
		Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
		Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Grant Date	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Robert J. Ready	7/3/00	28,125	—	—	$8.23	7/3/10	—	—	—	—
	11/14/01	22,500	—	—	11.68	11/14/11	—	—	—	—
	10/27/04	30,000	—	—	9.96	10/27/14	—	—	—	—
	8/24/06	12,500	12,500	—	17.60	8/24/16	—	—	—	—
	8/24/07	5,000	15,000	—	19.76	8/24/17	—	—	—	—
	8/22/08	—	20,000	—	8.98	8/22/18	—	—	—	—

Ronald S. Stowell	11/14/01	18,750	—	—	$11.68	11/14/11	—	—	—	—
	10/27/04	25,000	—	—	9.96	10/27/14	—	—	—	—
	8/24/06	10,000	10,000	—	17.60	8/24/16	—	—	—	—
	8/24/07	6,250	18,750	—	19.76	8/24/17	—	—	—	—
	8/22/08	—	30,000	—	8.98	8/22/18	—	—	—	—

James P. Sferra	7/3/00	28,125	—	—	$8.23	7/3/10	—	—	—	—
	11/14/01	18,750	—	—	11.68	11/14/11	—	—	—	—
	10/27/04	30,000	—	—	9.96	10/27/14	—	—	—	—
	8/24/06	12,500	12,500	—	17.60	8/24/16	—	—	—	—
	8/24/07	5,000	15,000	—	19.76	8/24/17	—	—	—	—
	8/22/08	—	20,000	—	8.98	8/22/18	—	—	—	—

Scott D. Ready	7/3/00	4,375	—	—	$8.23	7/3/10	—	—	—	—
	11/14/01	7,500	—	—	11.68	11/14/11	—	—	—	—
	3/1/02	1,250	—	—	15.84	3/1/12	—	—	—	—
	10/27/04	20,000	—	—	9.96	10/27/14	—	—	—	—
	8/24/06	10,000	10,000	—	17.60	8/24/16	—	—	—	—
	8/24/07	6,250	18,750	—	19.76	8/24/17	—	—	—	—
	8/22/08	—	30,000	—	8.98	8/22/18	—	—	—	—

David W. McCauley	11/14/01	2,813	—	—	$11.68	11/14/11	—	—	—	—
	10/27/04	20,000	—	—	9.96	10/27/14	—	—	—	—
	8/24/06	10,000	10,000	—	17.60	8/24/16	—	—	—	—
	8/24/07	6,250	18,750	—	19.76	8/24/17	—	—	—	—
	8/22/08	—	30,000	—	8.98	8/22/18	—	—	—	—

(1)	Stock options have a ten-year term and generally vest at a rate of 25% per year beginning with the first anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED
The following table provides information for each of the named executive officers on stock option exercises during fiscal 2009, including the number of shares acquired upon exercise and the value realized.

	Option Awards		Stock Awards
Number of
	Shares		Number of
	Acquired	Value	Shares	Value
	on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert J. Ready	None	N/A	None	N/A

Ronald S. Stowell	None	N/A	None	N/A

James P. Sferra	None	N/A	None	N/A

Scott D. Ready	None	N/A	None	N/A

David W. McCauley	None	N/A	None	N/A

(1)	The value realized on exercise is the market value at the time of exercise of the shares purchased less the exercise price paid.
NONQUALIFIED DEFERRED COMPENSATION
The Company has a nonqualified deferred compensation plan that allows for both employee contributions and company contributions. This is a funded plan so that when contributions are made into the plan they are 100% invested in Common Stock of the Company. A group of employees of the company having an annual base salary above a certain limit are invited to defer a portion of their salary and/or bonus into this plan. A company matching contribution may be made on up to 40% of an executive’s salary and bonus compensation at a matching percentage that is either 20%, 25% or 30% for the named executive officers, depending upon the actual return on average shareholders’ equity (“ROE”) achieved as compared to the plan for the fiscal year. The matching percentage achieved in fiscal 2009 was zero. An executive’s deferral into the plan in the current fiscal year can be matched for the current fiscal year as well as the two subsequent fiscal years if the ROE targets are achieved in any of those years. A company make up contribution will also be made into the plan on behalf of the named executives at the same percentage as in the Company’s qualified retirement plan for any salary and bonus compensation not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2009 and the aggregate balance of the accounts as of June 30, 2009.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	June 30,
	in Fiscal 2008	in Fiscal 2009	Fiscal 2009	Distributions	2009
Name	($) (1)	($) (2)	($) (3)	($)	($)

Robert J. Ready	$—	$51,137	$(155,859)	$—	$310,751

Ronald S. Stowell	$15,136	$11,404	$(84,787)	$—	$182,140

James P. Sferra	$—	$33,606	$(98,006)	$—	$195,195

Scott D. Ready	$—	$5,268	$(5,232)	$—	$9,917

David W. McCauley	$—	$7,753	$(58,292)	$—	$117,865

(1)	Executive contributions are included as part of the Executives’ salary in the Summary Compensation Table. This was also the case in prior years.

(2)	LSI contributions included in this table were accrued as expense by the Company in fiscal 2008 and funded into the Named Executive’s account in fiscal 2009. As such, these amounts are not included in the Summary Compensation Table; however, the amount accrued as expense in fiscal 2009 is included.

(3)	Aggregate earnings are included as part of the Executives’ change in nonqualified deferred compensation earnings in the Summary Compensation Table. These aggregate earnings were not reported as Executive Compensation in years prior to fiscal 2007. Aggregate earnings represent the change in the market price of common stock of the company as all account balances in the nonqualified deferred compensation plan are invested in common stock of the Company.

(4)	Named executives and other managers with balances in the nonqualified deferred compensation plan are fully vested in their own contributions to the plan, and vest in company contributions in the same manner as in the LSI Retirement Plan (20% after two years of service with the Company, with 20% additional vesting each year thereafter until becoming fully vested at six years). Participants in this plan may receive installments or lump sum distributions upon termination of employment from the Company (not before a date which is six months after termination for the named executive officers). There is also a provision for hardship distributions in the event of an unforeseeable emergency that would result in a severe financial hardship to the participant. All distributions are made in the form of Common Shares of the Company.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Except as described elsewhere in these proxy materials, the named executive officers do not have employment, severance or change-in-control agreements with the Company. In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. The terms of stock options granted under the shareholder approved Equity Compensation Plan provide for the acceleration of vesting upon a change in control or upon the executive’s retirement pursuant to a plan approved by the Company. As of June 30, 2009, the end of the Company’s fiscal year, the Named Executives owned the following amounts of unvested stock options: Mr. R. Ready, 47,500; Mr. Stowell, 58,750; Mr. Sferra, 52,500; Mr. S. Ready, 58,750; and Mr. McCauley, 58,750. The exercise prices of all stock options of these Named Executives were above the closing market price of the Company’s common shares ($5.45 per share) as of June 30, 2009. Therefore, all unexercised stock options (whether vested or unvested) are treated as having no value for purposes of reporting the amount of compensation the Named Executives would receive as of June 30, 2009 from these stock options in the event of a change in control or upon retirement pursuant to a plan approved by the Company.

Under separate agreements, Messrs. Robert Ready and Sferra will receive disability payments for up to 50 months at 60% of their average salary and bonus received in the last five fiscal years, reduced by any Social Security payments, if they become disabled while employed by LSI. Health insurance will be maintained for the person, his spouse and dependent children for five years, in the case of Mr. Ready, or ten years, in the case of Mr. Sferra, after termination or death. If such person dies while employed by LSI or while receiving disability payments, the Company shall pay their heirs one million dollars less any payments made as disability compensation or from any policies of life insurance maintained by LSI. In order to provide clear continuity of management influence, LSI has also agreed to employ Messrs. Ready and Sferra as consultants for a transition period of three years commencing at an unspecified time in the future when such person determines to transition from full time employment. Compensation will be at annual rates of 60%, 50%, and 40% of the average of the last five full fiscal year salary levels. The establishment of provisions for consulting services by Messrs. Ready and Sferra are intended to facilitate a smooth transition as part of any future management succession plan.
CORPORATE GOVERNANCE
LSI Industries Inc. is an Ohio corporation and, therefore, governed by the corporate laws of the State of Ohio. Since its Common Shares are publicly traded on the NASDAQ Global Select Market and it files reports with the Securities and Exchange Commission, the Company is also subject to rules as well as various provisions of federal securities laws, the Sarbanes-Oxley Act. In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. LSI’s Director Independence Standards are available at our website www.lsi-industries.com. Based on these standards, the Board determined that each of the following members of the Board is independent: Messrs. Kreider, Meyer, O’Gara and Serrianne.
Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of LSI Industries on your behalf. It reviews the Company’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, the declaration of dividends, major capital expenditures and the establishment of critical policies.
During fiscal 2009, the Board of Directors met either in person or telephonically on ten occasions and took one Action in Writing. In addition to all of the committee meetings disclosed in this report, the independent Directors met on two occasions during fiscal 2009 without the presence of the Company’s management or executives and also discussed matters by themselves at the end of certain Board and committee meetings. The independent Directors select one of such Directors to preside over each session as a lead Director.

The Company expects all Directors to attend shareholders’ meetings. All Directors attended the 2008 Annual Meeting. Each of the Directors attended 100% of the aggregate of all meetings of the Board and committees of which they were a member.
Shareholders may communicate with the full Board or individual Directors on matters of concern by mail or through our website in each case to the attention of the Secretary of LSI Industries Inc.
DIRECTOR COMPENSATION
Non-employee Directors of the Company receive $25,000 ($10,000 of which is in the form of Common Shares of the Company, paid quarterly at the closing price of the Company’s Common Shares at the end of the first business day of that quarter), plus $1,500 for each meeting attended. Committee members received $6,000 or $3,000, respectively, for serving as Chairman or a member of the Audit Committee, $3,000 or $1,500, respectively, for serving as Chairman or a member of either the Compensation or Nominating and Corporate Governance Committee, plus either $500 or $750 per committee meeting. Gary Kreider serves as Board Secretary. Mr. Kreider receives no fees for this service except that he receives committee meeting fees for serving as Board secretary for committees of which he is not a member. Directors who are employees of the Company do not receive any compensation for serving as a Director. Non-employee Directors received, at the time of their election as Directors, an annual grant of an option to purchase 1,500 common shares at the market price at the time of grant. Options granted to non-employee Directors in fiscal 2009 had exercise prices equal to the fair market value of LSI common shares on the date of grant, were exercisable 25% each ninety days following the date of grant and had ten year terms. Each of the outside independent Directors was awarded options for 1,500 shares (the exercise price was $4.60 per share) when he was elected as a Director at the November 20, 2008 Annual Shareholders’ Meeting, as well as options for 2,500 shares in August 2008 (exercise price was $8.98 per share). On August 21, 2009, the Compensation Committee approved grants of options for 3,500 shares to each Director (exercise price is $8.40 per share).
The following table sets forth information regarding compensation paid by the Company to its outside independent Directors during fiscal 2009.

	Fees				Change in
	Earned				Pension Value
	Or	Stock	Option	Non-Equity	And Nonqualified
	Paid in	Awards	Awards	Incentive Plan	Deferred	All Other
Name	Cash	($)	$	Compensation	Compensation	Compensation	Total
(1)	($)	(2)	(3)	($)	Earnings	($)	($)
Gary P. Kreider	$36,000	$10,000	$1,380	N/A	N/A	N/A	$47,380
Dennis B. Meyer	$39,750	$10,000	$1,380	N/A	N/A	N/A	$51,130
Wilfred T. O’Gara	$39,000	$10,000	$1,380	N/A	N/A	N/A	$50,380
Mark A. Serrianne	$37,500	$10,000	$1,380	N/A	N/A	N/A	$48,880

(1)	The table above includes all outside independent Directors of the Company.

(2)	Stock awards are made to each outside independent Director quarterly as part of their annual retainer such that the annual value of stock awarded, based upon the closing price on the first business day of each calendar quarter, is equal to approximately $10,000.

(3)	Option awards compensation represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of SFAS No. 123(R) compensation expense recorded. See discussion related to all assumptions made in the valuation of stock options in accordance with SFAS No. 123(R) in Notes 1 and 10 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2009. The aggregate number of Common Shares subject to options outstanding for each outside independent Director as of June 30, 2009 were as follows: Mr. Kreider 25,625 shares; Mr. Meyer 26,563 shares; Mr. O’Gara 32,189 shares; and Mr. Serrianne 21,500 shares.
COMMITTEES OF THE BOARD
The Directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Other than the Executive Committee, each Committee has a charter.
The LSI Board of Directors reviewed, approved and adopted the LSI Industries Inc. Code of Ethics at its April 2004 meeting. There have been no amendments to the Code of Ethics nor any waivers granted to employees, managers or executive officers. The Company’s Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the year ended June 30, 2004 and on the Company’s website, www.lsi-industries.com. The Company intends to post on its website within four business days any amendments or waivers to the Code of Ethics.
Each of the following committees, except for the Executive Committee, is composed of nonemployee Directors each of whom meets the relevant independence requirements established by Nasdaq and the Sarbanes-Oxley Act that apply to their particular assignments.
The Executive Committee
The Executive Committee, composed of Messrs. Ready (Chairman), and Sferra, is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law. The Executive Committee did not meet during fiscal 2009.
The Audit Committee
The Audit Committee is governed by an Audit Committee Charter adopted by the Board of Directors. The Audit Committee is composed of Messrs. O’Gara (Chairman), Meyer, and Serrianne. Wilfred T. O’Gara has been designated as the Audit Committee financial expert by the Board of Directors, and meets all requirements as a financial expert as established by the Securities and Exchange Commission. The Audit Committee met six times in fiscal 2009.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, our auditors. The Audit Committee also evaluates information received from both the outside auditor and management to determine whether the auditor is independent of management. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee dismissed Deloitte & Touche LLP and engaged Grant Thornton effective as of September 11, 2009. A copy of the Committee’s Charter is available on LSI’s website, www.lsi-industries.com.
The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:
1.	The financial reports and other financial information provided by the Company to any governmental body or the public,
2.	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and
3.	The Company’s auditing, accounting and financial reporting processes generally.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.
The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.
The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit. This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services. The Company will not use its independent registered public accounting firm to perform certain non audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions. Audit-related and tax consulting services that will be permitted include: retirement plan and 401(k) audits, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.
During the year, the Committee has discussed with both Deloitte & Touche LLP and management the Company’s actions to establish, document, test and evaluate controls and procedures pursuant to new requirements of the Sarbanes-Oxley Act.

The Audit Committee approves Engagement Letters from the Company’s independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company’s Retirement Plan, tax compliance work, etc. All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company’s independent registered public accounting firm.
The Audit Committee has advised the Company it has determined that the non-audit services rendered by Deloitte & Touche LLP in fiscal 2009 are compatible with maintaining their independence during fiscal year 2009.
Report of the Audit Committee
The Audit Committee engaged Deloitte & Touche LLP, an independent registered public accounting firm, to conduct fiscal 2009 audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting. The Committee also discussed with Deloitte & Touche LLP the overall scope and plan for their audit. Following these audits, the Audit Committee reviewed with Deloitte & Touche LLP their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including Statement of Auditing Standards No. 114 (SAS 114 — The Auditor’s Communication with Those Charged with Governance), as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and Rule 2-07 of Regulation S-X. SAS 114 requires Deloitte & Touche LLP to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Committee also reviewed with Deloitte & Touche LLP their assessment of the Company’s system of internal control over financial reporting.
Deloitte & Touche LLP also provided a letter to the Committee containing the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board with respect to relationships between Deloitte & Touche LLP and either the Company or management that in its professional judgment may reasonably be thought to bear on independence. This letter from Deloitte & Touche LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Public Company Accounting Oversight Board. The Audit Committee has advised Company management that it has determined that the services rendered by Deloitte & Touche LLP during fiscal year 2009 are compatible with maintaining their independence as the Company’s auditors.

The Audit Committee reviewed and discussed with management the audited financial statements for the year ended June 30, 2009. In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2009 for filing with the Securities and Exchange Commission. Additionally, the Audit Committee reviewed and discussed with management the material weakness in internal controls over financial reporting related solely to the Company’s goodwill impairment testing and related revised opinions issued by Deloitte & Touche LLP. The Audit Committee also recommended to the Board of Directors that the amended audited financial statements be included in the Amended Annual Report on Form 10-K/A for the year ended June 30, 2008 for filing with the Securities and Exchange Commission.
Respectfully submitted by members of the
Audit Committee
Wilfred T. O’Gara, Chairman
Dennis B. Meyer
Mark A. Serrianne
The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, composed in fiscal 2009 of Messrs. Kreider (Chairman), Meyer, O’Gara and Serrianne, is responsible for nominating persons for election as Directors at each annual shareholders’ meeting and to fill any Board vacancies that may arise between meetings. Mr. Kreider’s service on this Committee ended effective June 30, 2009. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company. The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company. The Nominating and Corporate Governance Committee met once during fiscal year 2009 to nominate the slate of Directors for the 2008 Annual Shareholders’ Meeting and to discuss other corporate governance matters. The Nominating and Governance Committee did not seek the recommendation of any of the Director candidates named in this proxy statement, nor did it receive a recommendation from any shareholder, non-management Director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees. A copy of the Committee’s Charter is available on LSI’s website, www.lsi-industries.com.
The Compensation Committee
The Compensation Committee, composed in fiscal 2009 of Messrs. Meyer (Chairman), Kreider, O’Gara, and Serrianne, is governed by a written charter adopted by the Board. Mr. Kreider’s service on this Committee ended effective June 30, 2009. A copy of the Compensation Committee Charter is available on our website, www.lsi-industries.com. In discharging the responsibilities of the Board of Directors relating to compensation of LSI’s Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of LSI’s Chief Executive Officer and other senior executive officers and (ii) to oversee the compensation policies and programs of LSI, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving LSI’s incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. While the Committee has from time to time considered the use of outside consultants to assist in the evaluation of the Company’s executive compensation programs and practices, it did not engage such a consultant during the fiscal year ending June 30, 2009. At this time, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s peer group and keep abreast of compensation developments in the marketplace. The CEO provides input and recommendations to the Compensation Committee with respect to the compensation to be paid to the nonemployee members of the Board.

LSI’s executive compensation policies are designed to support the corporate objective of maximizing the long-term value of LSI for its shareholders. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes LSI’s long-term objectives can be achieved are through incentive compensation plans and equity compensation plans.
The Compensation Committee processes and procedures for the consideration and determination of executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis.” The Compensation Committee met one time in fiscal 2009.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Gary P. Kreider, who was a member of the Compensation Committee through June 30, 2009, is designated as a senior partner of Keating Muething & Klekamp PLL, Cincinnati, Ohio, a law firm that provided legal services to the Company in fiscal year 2009, but he has no vote or interest in the firm’s earnings. Except as described above, none of the members of the Compensation Committee has ever been an officer or employee of LSI. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2009 (see the section titled Related Person Transactions in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No named executive officer of LSI serves as a Director or as a member of a committee of any company of which any of LSI’s nonemployee Directors are executive officers.
RELATED PERSON TRANSACTIONS
J. Scott Sferra, age 45, is Vice President Manufacturing of the Cincinnati Operations of LSI Industries and is the son of James P. Sferra, Director, Secretary and Executive Vice President Manufacturing of LSI Industries. In fiscal year 2009, J. Scott Sferra’s total compensation was $122,487.
Ross A. Sferra, age 25, is a National Account Sales Manager for the Graphics Segment and is the son of James P. Sferra, Director, Secretary and Executive Vice President Manufacturing of LSI Industries. In fiscal year 2009, Ross Sferra’s total compensation was $44,598.
During fiscal 2009, the Company paid approximately $202,000 to American Engineering and Metal Working, a company owned and operated by Kurt McCauley, David McCauley’s son, for fabricated metal products. The Company believes that the rates charged by American Engineering for these products are comparable to those that the Company would have paid if it had purchased such products from other suppliers in transactions negotiated at arms length.

LSI engages Keating Muething & Klekamp PLL, a Cincinnati, Ohio-based law firm with which Mr. Kreider is affiliated as described above, for a variety of legal services. Mr. Kreider’s son is a partner at KMK. Neither receives any direct compensation from fees paid by LSI to the firm.
Nasdaq rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. The Company adheres to its written policy described above for potential related person transactions and approval of such related person transactions are also evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.
OTHER MATTERS
LSI Industries is not aware of any other matters to be presented at the Annual Meeting of Shareholders other than those specified in the Notice.
QUESTIONS
If you have any questions or need more information about the Annual Shareholders’ Meeting, write to or contact:
LSI Industries Inc.
Ronald S. Stowell,
Vice President, Chief Financial
Officer & Treasurer
10000 Alliance Road
Cincinnati, Ohio 45242
(513) 793-3200
For more information about your share ownership, call Computershare Investor Services, LLC at 866-243-7347.
We also invite you to visit the LSI Industries website on the Internet at www.lsi-industries.com. Internet site materials are for your general information only and are not part of this proxy solicitation.

By order of the Board of Directors
/s/ James P. Sferra
James P. Sferra
Secretary
Dated: October 2, 2009

Annex A
AMENDMENT TO
ARTICLES OF INCORPORATION
OF LSI INDUSTRIES INC.
FOURTH. The maximum number of shares which the Corporation is authorized to have outstanding is:
A.	40,000,000~~30,000,000~~ shares of Common Stock, without par value and

B.	1,000,000 shares of Preferred Stock, without par value.
The holders of the Preferred Stock shall be entitled to receive dividends out of any funds of the Corporation at the time legally available for dividends when and as declared by the Board of Directors at such rate as shall be fixed by the Board of Directors before any sum shall be set apart or applied to the redemption or purchase of or any dividends shall be declared or paid upon or set apart for any class or series of Common Stock. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Preferred Stock shall be entitled to receive out of the assets of the Corporation payment of an amount per share as determined by the Board of Directors as a liquidation price (including accrued dividends, if any) before any distribution of assets shall be made to the holders of any class or series of Common Stock.
The Board of Directors shall have the express authority from time-to-time to adopt amendments to these Articles of Incorporation with respect to any unissued or treasury shares of Preferred Stock and thereby to fix or change the division of such shares into series and the designation and authorized number of shares of each series and to provide for each such series: voting powers, full or limited or no voting powers; dividend rates; dates of payment of dividends; dates from which dividends are cumulative; liquidation prices; redemption rights and prices; sinking fund requirements; conversion rights; restrictions on the issuance of shares of other series of Preferred Stock; and such other designations, preferences and relative participating options or other special rights and qualifications, powers, limitations or restrictions thereon as may be determined by the Board of Directors.

A-1

Annex B
AMENDMENT TO
2003 EQUITY COMPENSATION PLAN
4.1 Common Shares. Subject to adjustment as provided in Subsection 4.2, the number of Common Shares which may be issued under this Plan shall not exceed two million eight hundred thousand (2,800,000) ~~two million two hundred fifty thousand (2,250,000)~~ Common Shares. If any Award granted under this Plan shall expire, terminate or be canceled for any reason without having been exercised in full, the number of unacquired Common Shares subject to such Award shall again be available for future grants. The Committee may make such other determinations regarding the counting of Common Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Common Shares underlying a canceled Option shall be counted against the maximum number of Common Shares for which Options may be granted to an employee. The repricing of an Option shall be treated as a cancellation of the Option and the grant of a new Option.

B-1

LSI INDUSTRIES INC.

PROXY FOR ANNUAL MEETING	The undersigned hereby appoints Dennis B. Meyer and Robert J. Ready, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 19, 2009 at 10:00 a.m., Eastern Standard Time at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	Authority to elect as Directors the six nominees below.
	FOR	WITHHOLD AUTHORITY

Gary P. Kreider, Dennis B. Meyer, Wilfred T. O’Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra

WRITE THE NAME OF ANY NOMINEE(S) FOR WHOM AUTHORITY TO VOTE IS WITHHELD

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2010.
	FOR	AGAINST	ABSTAIN

3.	Amendment of the Company’s Articles of Incorporation to increase the authorized Common Shares.
	FOR	AGAINST	ABSTAIN

4.	Amendment of the Company’s 2003 Equity Compensation Plan to increase the Common Shares available for potential awards.
THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

, 2009

IMPORTANT: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS